Exhibit 2.1.4

The Second Amendment to Acquisition Agreement for the Branch of

Henan Province Suixian Senior High School

This Amendment is made on November 27, 2009, by and among Beijing Frank Education Investment and Management Co., Ltd (the “Company”) and Suixian Senior High School, for the purpose of specification of the payment term under the Acquisition Agreement for the Branch of Henan Province Suixian Senior High School on August 17, 2005, Confirmation Letter on December 2, 2008 and the First Amendment to Acquisition Agreement on May 22, 2009 ( the “Original Agreements”).

It is agreed as follows:

1

The Parties clarify that the Company acquire the Branch of Henan Province Suixian Senior High School in the amount of RMB45,294,700 ( the “Consideration”). The Parties hereby agree that the Company shall pay the Consideration with interest-free in three installments as the following schedule: the first of which, for 30% of the aggregate amount, is payable early October 2010, between October 1st and October 10th, 2010; the second of which, for 30% of the aggregate amount, is payable early December 2010, between December 1st and December 10th 2010; and the third of which, for 40% of the aggregate amount, is payable early June 2012, between June 1st and June 10th ,2012.

2	Whereas conflicts occur between this Amendment and the Original Agreements, this Amendment shall prevail.

3	Except the above amendments, the other terms of Original Agreements keep unchanged.

Signature:

Suixian Senior High School (Chop)

Beijing Frank Education Investment and Management Co, Ltd (Chop)

Witness: Suixian People’s Government (Chop)